Exhibit 10.01

Compensation Arrangement between Flextronics International Ltd. and Michael McNamara, Thomas J. Smach, Nicholas Brathwaite, Peter Tan and Werner Widmann

On August 18, 2006, the Compensation Committee of the Board of Directors of Flextronics International Ltd. established performance-based bonuses for our Named Executive Officers, among other employees. Werner Widmann and Peter Tan are eligible to participate in a one-year bonus program and Michael McNamara, Thomas Smach, Nicholas Brathwaite, Werner Widmann and Peter Tan are eligible to participate in a three-year bonus program.

The one-year bonus program provides for a one-time bonus payment of $250,000 at the end of the Company’s 2007 fiscal year, depending on achievement of revenue and EPS growth targets for the 2007 fiscal year. The three-year bonus program provides for a one-time bonus payment of either $1,000,000 or $750,000 after the conclusion of the Company’s 2009 fiscal year, depending on achievement of revenue and EPS growth targets for the three-year period ending with the 2009 fiscal year. If the applicable performance targets are not achieved, no payments will be made under either bonus program.